Exhibit 99.1

Contacts:

Anna Yen	Paul Mattison	Dan Silmore
Investor Relations	Chief Financial Officer	Public Relations
MarketWatch, Inc.	MarketWatch, Inc.	MarketWatch, Inc.
ayen@marketwatch.com	pmattison@marketwatch.com	dsilmore@marketwatch.com
(415) 616-7214	(415) 733-0572	(415) 733-0582

MARKETWATCH AGREES TO BE ACQUIRED BY

DOW JONES FOR $18 A SHARE

San Francisco, CA – November 14, 2004 – MarketWatch, Inc. (Nasdaq: MKTW), a leading provider of business news, financial information and analytical tools, today announced that it has signed a definitive agreement to be acquired by Dow Jones & Company, Inc. (NYSE: DJ). MarketWatch stockholders will be entitled to receive $18 per share in cash upon the closing of the acquisition. The transaction reflects an aggregate purchase price of approximately $519 million or $463 million net of MarketWatch’s $56 million in cash on hand. The acquisition is expected to close in the first quarter of 2005 and its’ completion is subject to customary closing conditions, including regulatory approval and approval of MarketWatch’s stockholders.

“Joining Dow Jones is a great next step for MarketWatch. Being part of one of the most respected media conglomerates in the world gives us a terrific platform to grow our business and compete with the largest media companies,” said Larry Kramer, Chairman and Chief Executive Officer of MarketWatch. “By combining Dow Jones’ legendary brands, infrastructure and valuable strategic alliances with MarketWatch’s award-winning newsroom and comprehensive suite of business and analytical tools, this transaction supports our mission to be the market leader in licensed and advertising supported financial news and information.”

“We welcome our new MarketWatch colleagues with great admiration for the success they have achieved and high anticipation of what we can achieve together to benefit our readers and our customers,” said Peter R. Kann, Chairman and Chief Executive Officer of Dow Jones & Company.”

Under the terms of the agreement, which was unanimously approved by the disinterested members of the Company’s Board of Directors, MarketWatch stockholders will receive a premium of approximately 7.2% based on the Company’s closing price on Friday, November 12, 2004 and approximately a 46.5% premium to the 60-day trailing average price of MarketWatch.

The agreement also provides for the payment of termination fees by each company in certain circumstances. No voting or stockholder support agreements were entered into in connection with this transaction. Further, in connection with the transaction, MarketWatch adopted a stockholder rights plan and information on this plan will be filed with the Securities and Exchange Commission. The adoption of the stockholder rights plan is not intended to preclude a superior offer for acquisition of MarketWatch, but rather to make it difficult for any third party to interfere with any transaction approved by the MarketWatch Board of Directors. UBS Investment Bank is acting as financial advisor to MarketWatch on the transaction.

About MarketWatch, Inc.

MarketWatch, Inc. (NASDAQ:MKTW) is a leading provider of business news, financial information and analytical tools. Founded in 1997, the Company operates two award-winning Web sites, CBS.MarketWatch.com and BigCharts.com. The Company produces the syndicated CBS MarketWatch Weekend program, airs financial reports over The CBS TELEVISION NETWORK and provides updates every 30 minutes on the MarketWatch.com Radio Network. MarketWatch also offers subscription products for individual investors, including the Hulbert Financial Digest suite of products, Retirement Weekly and ETF Trader. The Company’s CBS MarketWatch Information Services group is a leading licensor of market news, data, investment analysis tools and other online applications to financial services firms, media companies, wireless carriers and Internet service providers. “MarketWatch” and the MarketWatch logo are registered trademarks of MarketWatch, Inc.

About Dow Jones & Company

In addition to The Wall Street Journal and its international and online editions, Dow Jones & Company (NYSE: DJ; www.dowjones.com) publishes Barron’s and the Far Eastern Economic Review, Dow Jones Newswires, Dow Jones Indexes and the Ottaway group of community newspapers. Dow Jones is co-owner with Reuters Group of Factiva, with Hearst of SmartMoney and with NBC Universal of the CNBC television operations in Asia and Europe. Dow Jones also provides news content to CNBC and radio stations in the U.S.

The Wall Street Journal Online network of sites includes the Online Journal at WSJ.com, the world’s largest subscription news site, with 701,000 subscribers, Barron’s Online, CareerJournal.com, CollegeJournal.com, RealEstateJournal.com, StartUpJournal.com and OpinionJournal.com

This press release contains forward-looking statements, including statements regarding the merger agreement, the expected timetable for completing the merger and the benefits and synergies of the merger. These statements involve risks and uncertainties that could cause actual results and events to differ materially, including the possibility that, prior to the closing of the merger, MarketWatch’s business could suffer due to market uncertainty relating to the merger and that the closing of the merger may not occur or be delayed. A detailed discussion of other risks and uncertainties that could cause actual results and events to differ materially from such forward-looking statements is included in MarketWatch’s periodic filings with the Securities and Exchange Commission, including MarketWatch’s quarterly report on Form 10-Q for the quarter ended September 30, 2004. MarketWatch undertakes no obligation to update forward-looking statements to reflect events or uncertainties occurring after the date of this press release.

Additional Information and Where to Find It

MarketWatch intends to file with the Securities and Exchange Commission (“SEC”) a proxy statement and other relevant documents in connection with the proposed acquisition of MarketWatch by Dow Jones. Investors and security holders of MarketWatch are urged to read the proxy statement and other relevant documents when they become available because they will contain important information about MarketWatch, Dow Jones and the proposed merger. Investors and security holders of MarketWatch may obtain free copies of the proxy statement and other relevant documents filed with the SEC (when they become available) at the SEC’s website at www.sec.gov, or at MarketWatch’s website at www.cbs.marketwatch.com. In addition, investors and security holders of MarketWatch may obtain free copies of the proxy statement (when it becomes available) by writing to 850 Battery Street, San Francisco, CA 94111, Attention: Investors Relations, or by emailing to ayen@marketwatch.com.

MarketWatch and its directors, executive officers, certain members of management and certain employees may be deemed to be participants in the solicitation of proxies in connection with the proposed merger. A description of the interests in MarketWatch of its directors and executive officers is set forth in MarketWatch’s annual report on Form 10-K for the fiscal year ended December 31, 2003 and in MarketWatch’s proxy statement for its 2004 annual meeting of stockholders. Additional information regarding the persons who may, under the rules of the SEC, be deemed participants in the solicitation of proxies in connection with the proposed merger, and a description of their direct and indirect interests in the proposed merger, will be set forth in the proxy statement when it is filed with the SEC.